SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a party other than the Registrant[_]

Check the appropriate box:

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AMERON INTERNATIONAL CORPORATION
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(Name of Registrant as Specified in Its Charter)
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2010 AMERON INTERNATIONAL CORPORATION ___________________________ NOTICE OF ANNUAL MEETING OF STOCKHOLDERS ___________________________

To the stockholders:

     The 2010 Annual Meeting of Stockholders (the "Annual Meeting") of Ameron International Corporation, a Delaware corporation (the "Company") will be held at The Pasadena Hilton Hotel, 168 South Los Robles Avenue, Pasadena, California 91101, on March 31, 2010, at 10:00 a.m. for the following purposes:

1.	To elect two directors to hold office for a term of three years, or until their successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2010.

3.	If properly presented, to consider and act upon stockholder's proposal set forth on page 9, which proposal is opposed by the Board of Directors.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 9, 2010, as the record date for the determination of the stockholders entitled notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Javier Solis
Secretary

[ ], 2010

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF A PROXY CONTEST BEING
CONDUCTED BY JIM MITAROTONDA, BARINGTON CAPITAL AND CERTAIN OF ITS AFFILIATES.

***CAUTION***

     Please note that stockholder Barington Companies Equity Partners, L.P., a Delaware limited partnership ("Barington"), has provided notice that it intends to nominate two nominees in opposition to the Board of Directors' recommended director nominees. You may receive proxy solicitation materials from Barington or other persons or entities affiliated with Barington, including an opposition proxy statement and proxy card. We do not believe that the election of Barington's nominees to the Board of Directors is in the best interests of our stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD'S NOMINEES ON THE ENCLOSED WHITE PROXY CARD. WE URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY BARINGTON.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.[ ].

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2010

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed (WHITE) proxy card. Please use the accompanying return envelope, which requires no postage if mailed in the United States. You may also vote your shares by telephone or Internet by following the instructions provided.

Alternatively, if you beneficially own shares held in "street name" through a bank, broker or other nominee, you may vote your shares by telephone or Internet by following the instructions on the proxy/voting instruction form. Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a legal proxy issued in your name from that record holder.

THE BOARD URGES YOU NOT TO SIGN ANY (COLOR) PROXY CARDS SENT TO YOU BY BARINGTON—EVEN AS A PROTEST VOTE AGAINST BARINGTON. IF YOU HAVE PREVIOUSLY SIGNED A (COLOR) PROXY CARD SENT TO YOU BY BARINGTON, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED (WHITE) PROXY CARD IN THE ENVELOPE PROVIDED.

If you have any questions or need assistance voting your shares, please call,

MORROW & CO. LLC
470 West Avenue
Stamford, CT 06902

1-800-607-0088 (toll free)
Or
(203) 658-9400 (call collect)
Ameron.Info@morrowco.com

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2010

AMERON INTERNATIONAL CORPORATION

245 South Los Robles Avenue
Pasadena, California 91101

___________________________

     PROXY STATEMENT
[ ], 2010
___________________________

General

     This proxy statement is furnished in connection with the solicitation of proxies by Ameron International Corporation (the "Company") for use at the 2010 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card included herewith were first sent to stockholders on or about [ ], 2010.

     The record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting is February 9, 2010. On such date, there were issued, outstanding and entitled to vote, 9,220,790 shares of common stock, par value $2.50 per share, of the Company ("Common Stock"). Every stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that stockholders may cumulate their votes in the election of directors as discussed below under "Election of Directors." The Common Stock is the only class of voting stock outstanding.

Proxies

     Please sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to the exercise thereof. A proxy can be revoked by filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the Secretary of the Company, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed, and if no instruction is given, will be voted FOR the election of the two nominees for director named herein, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2010, and AGAINST the proposal to amend the Company's bylaws to require an independent Chairman. The named proxies may vote in their discretion upon such other matters as may properly come before the Annual Meeting.

Transaction of Business

     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock as of the record date is required for the transaction of business. This is called a "quorum." A stockholder's shares are counted as present at the Annual Meeting if the stockholder is present at the Annual Meeting and votes in person, or if a proxy has been properly submitted by the stockholder or on the stockholder's behalf. Both abstentions and broker non-votes shall be counted for the purposes of the determination of the presence or absence of a quorum at the Annual Meeting.

     "Broker non-votes" are shares of Common Stock held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. While the shares of Common Stock that reflect "broker non-votes" are considered to be present and entitled to vote for the purposes of determining a quorum and may be entitled to vote on other matters, for purposes of determining the outcome of any matter as to which the broker or nominee does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. Brokers do not have authority to vote your shares without your instructions for the election of directors or on any contested matter.

Vote Required and Treatment of Votes for each Proposal

     Assuming a quorum is present in person or by proxy at the Annual Meeting:
  The two nominees for director receiving the greatest number of votes cast will be elected. Abstentions are not counted for purposes of election of directors.

  To be ratified, the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm must receive the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the effect of negative votes.

  To be approved, the stockholder proposal to amend the Company's bylaws to require an independent Chairman must receive at least 7,376,568 affirmative votes, or one vote more than 80% of the outstanding shares, as required by the Company's Restated Certificate of Incorporation. Abstentions have the effect of negative votes.
ELECTION OF DIRECTORS
(PROXY ITEM 1)

     The Board of Directors of the Company (the "Board") currently consists of seven directors. Dennis L. Poulsen, currently a member of the Board, has notified the Board that he will retire from the Board at the Annual Meeting. The Company thanks him for his eight years of service on the Board, and wishes him well in his future endeavors.

     Currently, the Bylaws of the Company (the "Bylaws") provide that the Board is to be composed of seven directors, divided into three classes.

     Directors are elected for three-year terms, and one class is elected at each annual meeting of the Company's stockholders. Pursuant to a policy adopted by the Board, no person may serve as a director after the date of the first annual meeting of stockholders subsequent to such person's 74th birthday.

     Two Class III directors are to be elected at the Annual Meeting. J. Michael Hagan was elected to his present term of office as a Class III director at the Company's 2007 Annual Meeting. Barry L. Williams has been nominated by the Board for election as a Class III director. Mr. Williams has not previously served on the Board. Class III directors elected at the Annual Meeting will hold office until the 2013 Annual Meeting, or until their respective successors have been elected and qualified. Mr. Hagan and Mr. Williams have consented to being named herein and to serve, if elected. In the event that Mr. Hagan or Mr. Williams should become unable to serve on the Board prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board.

     Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to a total number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by the stockholder, and to distribute such votes to one or more nominees as the stockholder determines. Unless a stockholder indicates otherwise on the proxy card, if a stockholder votes "FOR" all nominees, the proxies will allocate votes between the nominees in their discretion. If a stockholder withholds authority to vote for one nominee, the proxies will allocate such person's votes to the other nominee. If a stockholder withholds authority to vote for both nominees, the proxies will not vote such person's shares in the election of directors.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE CLASS III NOMINEES: J. MICHAEL HAGAN AND BARRY L. WILLIAMS.

     Barington Companies Equity Partners, L.P., a Delaware limited partnership ("Barington") and a beneficial owner of approximately 2% of the Company's outstanding Common Stock, has provided notice that it intends to nominate two nominees (collectively, the "Barington Nominees") in opposition to the Board's recommended director nominees at the Annual Meeting. You may receive proxy solicitation materials from Barington or other persons or entities affiliated with Barington, including an opposition proxy statement and proxy card. The Barington Nominees are NOT endorsed by the Board. The Board urges you to vote FOR ALL of our nominees for director: J. Michael Hagan and Barry L. Williams. The Board also urges you NOT to sign or return any proxy card sent to you by Barington. Even if you have previously signed a (COLOR) proxy card sent by Barington, you have the right to change your vote by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest-dated proxy card you submit will be counted.

THE BOARD AND ITS COMMITTEES

Information as to Nominees and Continuing Directors

     The following table sets forth the names of and certain other information about the nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

		Director
Name	Age	Since
Class III – Nominees for Election
J. Michael Hagan	70	1994
Barry L. Williams	65	N/A

Class I – Term Expires 2011
James S. Marlen	68	1993
David Davenport	59	2002

Class II – Term Expires 2012
Terry L. Haines	63	1997
John E. Peppercorn	72	1999
William D. Horsfall	66	2006

     The following summaries set forth the principal occupation and business experience during the past five years, as well as certain other affiliations of each nominee for director and each director whose term continues after the Annual Meeting. The summaries are based on information provided to the Company by the nominees and continuing directors.

Nominees for Director

     J. Michael Hagan. Mr. Hagan retired as the Chairman, President and Chief Executive Officer of Furon Company, a NYSE listed manufacturer of polymer components, which was acquired by Compagnie de Saint-Gobain, a publicly held French corporation. Mr. Hagan is currently a Director of PIMCO Funds, an investment management services company, and a director of Fleetwood Enterprises, which manufactured recreational vehicles and produced manufactured housing. Mr. Hagan is involved in numerous charitable organizations, including the Mission San Juan Capistrano Foundation, a charity dedicated to preserving the historic San Juan Capistrano Mission in Orange County, California, and Taller San Jose, an educational and anti-poverty organization.

     Barry L. Williams. Mr. Williams is President of Williams Pacific Ventures, Inc. (business investment and consulting) and has held that position since 1987. He also served as interim President and Chief Executive Officer of the American Management Association (management development organization) from November 2000 to June 2001. Mr. Williams is a director of PG&E Corporation, CH2M Hill Companies, Ltd., The Northwestern Mutual Life Insurance Company, The Simpson Manufacturing Company Inc. and SLM Corporation. Mr. Williams began his career as a business consultant with McKinsey & Co. in 1971 and joined Bechtel Group in 1979, where he served in various management positions. In 1988, Mr. Williams became the President & CEO of C. N. Flagg Power Inc., a construction services company, which was sold in 1992. Mr. Williams has undergraduate, masters in business administration and juris doctorate degrees from Harvard University, and previously served as an Adjunct Lecturer in Entrepreneurship at the Haas School of Business, at the University of California, Berkeley.

Continuing Directors

     James S. Marlen. Mr. Marlen has been Chairman of the Board of the Company since 1995 and has served as Chief Executive Officer of the Company since 1993. Mr. Marlen also served as President of the Company from 1993 to 2008 and since 2009. Mr. Marlen was formerly Vice President of GenCorp, Inc. and the President of GenCorp Polymer Products, the consumer and industrial product sector of GenCorp, Inc. Mr. Marlen is also a director of Parsons Corporation, a privately-held, worldwide engineering and construction firm, and is a former director of A. Schulman, Inc. Mr. Marlen was named a Distinguished Engineering Fellow of the University of Alabama, and in 1998 was inducted into the State of Alabama Engineering Hall of Fame. Mr. Marlen is also a director of various civic and trade organizations.

     David Davenport. Mr. Davenport has been Counselor to the Director of the Hoover Institution at Stanford University since May 2008, and has been a Research Fellow at the Hoover Institution since August 2001. Mr. Davenport previously served as a Distinguished Professor of Public Policy and Law at Pepperdine University from August 2003 to July 2008. Mr. Davenport is also a director of Salem Communications, a radio broadcaster, Internet content provider and magazine and book publisher, and Forest Lawn Memorial Parks Association, a memorial parks service company.

     Terry L. Haines. Mr. Haines is a retired Chairman of the Board, President and Chief Executive Officer of A. Schulman, Inc., a leading international supplier of high-performance plastic compounds and resins. Mr. Haines is also a director of First Merit Corporation.

     John E. Peppercorn. Mr. Peppercorn is a retired Vice President of Chevron Corporation and former President of Chevron Chemical Co. LLC, a subsidiary of Chevron Corporation, and manufacturer of industrial chemicals.

     William D. Horsfall. Mr. Horsfall founded, and is now a retired Partner of, Lucas, Horsfall, Murphy and Pindroh, LLP, an accounting services and business consulting firm. Mr. Horsfall is a Certified Public Accountant licensed in California since 1967. Mr. Horsfall is also a director of San Pasqual Trust, a private institutional trustee; Craftsman Restaurant, Inc., a private company; and Numedeon, Inc., a privately held, Pasadena, California-based virtual world creator.

Director Compensation

     The table below sets forth the compensation earned by the Company's non-employee directors for the fiscal year ended November 30, 2009 ("fiscal 2009"). Mr. James S. Marlen, the Company's President and Chief Executive Officer, did not receive compensation in fiscal 2009 in respect of his services as a director.

	(b)	(c)	(d)	(e)	(f)
	Fees Earned or	Stock	Option	All Other
(a)	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(2)	($)(3)	($)(4)	($)
David Davenport	72,000	95,800	2,097	4,005	173,902
J. Michael Hagan	73,833	95,800	27,419	4,005	201,057
Terry L. Haines	70,000	95,800	2,097	4,005	171,902
William D. Horsfall	64,000	83,497	—	3,555	151,052
John E. Peppercorn	80,750	95,800	2,097	4,005	182,652
Dennis C. Poulsen(1)	77,500	95,800	2,097	4,005	179,402
____________________

(1)	Mr. Poulsen, who served as director since 2002, will retire from the Board and Committees on which he serves, effective as of the date of the 2010 Annual Meeting of Stockholders.

(2)
The amounts in Column (c) reflect the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal 2009 in accordance with accounting rules governing the treatment of shares of restricted stock granted in fiscals 2007- 2009. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13, Incentive Stock Compensation Plans, of the Notes to the Consolidated Financial Statements of the Company's Annual Report on Form 10-K for fiscal 2009.

(3)	The amounts in Column (d) reflect the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal 2009 in accordance with the accounting treatment of stock options granted in fiscal 2005. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13, Incentive Stock Compensation Plans, of the Notes to the Consolidated Financial Statements of the Company's Annual Report on Form 10-K for fiscal 2009.

The amount in Column (d) for Mr. Hagan also includes the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal 2009 in accordance with accounting rules governing the treatment of a reload stock option granted to him on February 12, 2008 in connection with his exercise on that date of stock options granted to him during fiscal 2001- 2005. All stock options granted to non-employee directors in fiscal 2001-2005 contained a reload feature. This feature permits directors to surrender previously-owned shares of Common Stock in payment of the exercise price of the stock option, in which case they receive a new grant of a 10-year stock option to purchase the number of shares surrendered at the closing price of the Common Stock on the date of the new grant.

(4)	The amounts in Column (e) consist of dividends paid during fiscal 2009 on unvested restricted stock. These amounts were not factored into the grant date fair value of the restricted stock grants.
     Non-employee directors receive an annual retainer of $40,000, plus $2,000 for each Board and committee meeting attended. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual retainer of $10,000, $9,000 and $6,000, respectively. Non-employee directors receive an annual grant of restricted stock on the first business day following the date of an annual meeting of stockholders. In fiscal 2009, each non-employee director received a grant of 2,000 shares of restricted stock.

Director Independence

     As part of its Corporate Governance Guidelines, the Board has adopted independence standards for directors (the "Independence Standards"). The Board has affirmatively determined that each of Messrs. Davenport, Hagan, Haines, Horsfall, Peppercorn and Poulsen is "independent" within the meaning of the Company's Independence Standards and the New York Stock Exchange's corporate governance standards. In making that determination, the Board applied standards established by the Company's Corporate Governance Guidelines, including the Independence Standards. The Company's Corporate Governance Guidelines can be found on the Company's website located at www.ameron.com by following the links to "Shareholders" and "Corporate Governance," or upon written request as set forth below under "Additional Information."

Committees of the Board

Directors	Audit	Compensation	Nominating	Executive
James S. Marlen, Chairman				C
David Davenport*	X	X
J. Michael Hagan*	C		X	X
Terry L. Haines*	X		X
William D. Horsfall*	X	X
John E. Peppercorn*		C	X	X
Dennis C. Poulsen*(1)			C	X

An "X" indicates membership in the relevant committee.

A "C" indicates the Chairman of the relevant committee.

* Indicates independent director.

(1) Mr. Poulsen, who served as a director since 2002, will retire from the Board and Committees on which he served serves, effective as of the date of the 2010 Annual Meeting of Stockholders.

     The Board has the following standing committees:

Audit Committee	4 meetings held during fiscal 2009

     The Audit Committee represents and assists the Board in discharging its oversight responsibility relating to accounting and internal and external audit matters affecting the Company. The Audit Committee Charter can be found on the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," or upon written request as set forth below under "Additional Information." All members of the Audit Committee are "independent," as discussed above under "Director Independence." Each of the members of the Audit Committee is also financially literate and has accounting or related financial management expertise as required by the New York Stock Exchange's corporate governance standards. The Board has determined that William D. Horsfall is an "audit committee financial expert," as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC").

Compensation Committee	3 meetings held during fiscal 2009

     The Compensation Committee makes recommendations to the Board regarding the compensation of the Company's executives. The Compensation Committee Charter can be found at the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," or upon written request as set forth below under "Additional Information." As required by the Compensation Committee Charter and the New York Stock Exchange's corporate governance standards, all members of the Compensation Committee are "independent" as discussed above under "Director Independence."

Executive Committee	No meetings held during fiscal 2009

     The Executive Committee acts on matters delegated to it by the Board between meetings of the Board or while the Board is not in session.

Nominating and Corporate Governance Committee	4 meetings held during fiscal 2009

     The Nominating and Corporate Governance Committee identifies, reviews and recommends qualified candidates to be elected or reelected to the Board, and to be appointed to serve on various committees. In addition, it reviews procedures and policies of the Board, and oversees the structure, composition and functioning of the Board. The Nominating and Corporate Governance Committee Charter can be found at the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," or upon written request as set forth below under "Additional Information." As required by the Nominating and Corporate Governance Committee Charter and the New York Stock Exchange's corporate governance standards, all members of the Nominating and Corporate Governance Committee are "independent" as discussed above under "Director Independence."

     The Board met a total of seven times in fiscal 2009, and all directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served.

     Non-employee directors meet regularly in executive sessions without management, and the presiding director at these meetings is rotated in order of Board seniority.

     All directors attended the 2009 Annual Meeting. Although the Company does not have a formal policy regarding attendance by directors at annual meetings of the Company's stockholders, all directors are strongly encouraged to attend.

Director Nomination Process

     The Board is responsible for selecting nominees for election to the Board by the stockholders. In general, the Company seeks as directors, individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which the Company does business, and diverse experience in the key business, financial and other challenges that face a substantial corporation. The Nominating and Corporate Governance Committee recommends to the Board candidates for election or reelection to the Board. Candidates are selected from qualified individuals recommended by the Board, the Nominating and Corporate Governance Committee or any other reliable source, including stockholders, as discussed more fully below. In considering the renomination of existing directors, the Nominating & Corporate Governance Committee takes into consideration: (i) each director's contribution to the Board; (ii) any material change in the director's employment or responsibilities with any other organization; (iii) the director's ability to attend meetings and fully participate in the activities of the Board; (iv) whether the director has developed any relationships with the Company or another organization, or other circumstances have arisen, that might make it inappropriate for the director to continue serving on the Board; and (v) the director's age and length of service on the Board. The Nominating and Corporate Governance Committee then makes its recommendations based on the needs of the Board as determined by periodic evaluations of the Board's performance and composition, as well as the individual strengths and weaknesses of the candidates. The Nominating and Corporate Governance Committee is also responsible for evaluating candidates for director proposed by the Company's stockholders.

     Stockholders may submit written recommendations for director nominees directly to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary. To be timely, any such notice must be received at the Company's corporate offices not less than 60 nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event the first public disclosure (whether by mailing of a notice to stockholders, press release or otherwise) of the date of the annual meeting is made less than 65 days prior to the date of the annual meeting, notice by the stockholder will be timely if received not later than the close of business on the 10th day following the day on which such first public disclosure was made. A stockholder's notice with respect to a proposed nomination shall set forth: (i) the name, age, business and residence address, and principal occupation or employment of the nominee; (ii) the name and address of the stockholder giving the notice, as the same appears in the Company's stock register; (iii) the number of shares of Common Stock beneficially owned by the nominee and by the stockholder; and (iv) such other information concerning the nominee as would be required, under SEC rules to be disclosed in a proxy statement soliciting proxies for the election of the nominee. Such notice must also include a signed consent of the nominee to serve as a director of the Company, if elected.

Compensation Committee Interlocks and Insider Participation

     Messrs. Peppercorn, Davenport and Horsfall, each of whom is a non-employee director, served on the Compensation Committee in fiscal 2009. During fiscal 2009, there were no relationships or transactions between the Company and any member of the Compensation Committee requiring disclosure hereunder.

Code of Business Conduct and Ethics

     The Company has adopted a Code of Business Conduct and Ethics (the "Code of Ethics"), which is designed to focus directors, officers and employees of the Company on areas of ethical risk, provide guidance to help recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, officer and employee is required to comply with the Code of Ethics, including the Company's principal executive officer, principal financial officer, principal accounting officer, and other persons performing similar functions. The Code of Ethics can be found on the Company's website located at www.ameron.com by following the links to "Shareholders" and "Corporate Governance," or upon written request as set forth below under "Additional Information." The Company will disclose amendments to or waivers from provisions of the Code of Ethics by posting such information on its website.

Communications with the Board or Directors

     Stockholders and interested parties may communicate with the Board or any of the independent directors, including the director presiding over executive sessions of non-management directors, by correspondence addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary. If stockholders have concerns, we strongly urge them to write to the appropriate member of the respective committee.

Additional Information

     Copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Ethics can be found on the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," and are available to stockholders upon written request addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is composed entirely of independent directors. Its composition meets the membership requirements described in the Audit Committee charter. The purposes, duties and responsibilities of the Audit Committee are described in the Audit Committee charter, a copy of which can be found at the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," or upon written request as set forth above under "The Board and its Committees—Additional Information."

     With respect to the Company's fiscal year ended November 30, 2009, the Audit Committee has: (a) reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the audited financial statements for the fiscal 2009; (b) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and (c) received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and discussed with the independent registered public accounting firm their independence.

     Based upon the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for fiscal 2009 for filing with the SEC.

     The Audit Committee has also appointed PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2010, and has recommended to the Board of Directors that such appointment be submitted to the Company's stockholders for ratification.

J. Michael Hagan, Chairman
David Davenport
Terry L. Haines
William D. Horsfall

PROPOSAL FOR RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROXY ITEM 2)

     The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending November 30, 2010. At the request of the Audit Committee, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. A member of the firm of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

Fees

     The following table summarizes the aggregate fees billed to date by the Company's principal independent registered public accounting firm, PricewaterhouseCoopers LLP, for services provided to the Company for fiscal 2008 and 2009.

	2008	2009
Audit Fees(1)	$2,271,000	$1,866,000
Audit-Related Fees(2)	55,000	—
Tax Fees(3)	475,000	186,000
All Other Fees	—	—
Total	$2,801,000	$2,052,000
____________________

(1)	Audit Fees consisted of audit work performed in the preparation of the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as statutory audits, reviews of interim financial information and assistance with registration statements filed with the SEC.

(2)	Audit-Related Fees consisted primarily of fees paid for review and consultation regarding the implementation of FIN 48, Accounting for Uncertainty in Income Taxes and related disclosure, and due diligence related to mergers and acquisitions.

(3)	Tax Fees related to tax preparation and compliance services were $277,000 in fiscal 2008 and $165,000 in fiscal 2009. The balance related to miscellaneous tax consulting services.

     Accounting services engagements, whether audit related or otherwise, are entered into pursuant to pre-approval policies and procedures established by the Audit Committee. Such policies and procedures are detailed as to the particular service and do not include delegation of the audit committee's responsibilities under the Securities Exchange Act of 1934 to management. The Audit Committee is informed of the purpose and scope of each engagement.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

     If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the shares of Common Stock represented at the Annual Meeting on this proposal, the adverse vote will be considered as a directive to the Audit Committee to select other independent registered public accountants for fiscal 2011.

STOCKHOLDER PROPOSAL – INDEPENDENT CHAIRMAN OF THE BOARD
(PROXY ITEM 3)

     The Company has been informed that Mr. John Levin intends to introduce the following resolution at the Annual Meeting. Mr. Levin's address is 249 Chestnut Hill Road, Norwalk, Connecticut, 06851-1412.

RESOLVED: Pursuant to Section 109 of the Delaware General Corporation Law, the stockholders of Ameron International Corporation ("Ameron") hereby amend the bylaws to add the following text to the end of Article VI, Section 4.02:

"The Chairman of the Board, if there shall be one, shall be a director who is independent from the Corporation. For purposes of this Bylaw, "independent" has the meaning set forth in the New York Stock Exchange ("NYSE") listing standards, unless the Corporation's common stock ceases to be listed on the NYSE and is listed on another exchange in which case such exchange's definition of independence shall apply. If the Board of Directors determines that a Chairman who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman who satisfies the requirements of this Bylaw within 60 days of such determination. Compliance with this Bylaw shall be excused if no director who qualifies as independent is elected by the stockholders or if no director who is independent is willing to serve as Chairman of the Board. This Bylaw shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Bylaw was adopted."

STOCKHOLDER SUPPORTING STATEMENT

     Ameron's CEO (and now President), James S. Marlen, currently serves as Chairman of the Board. Yet, the tasks of CEO and chairman are very different and often conflict. Separating these roles is critical for ensuring objective oversight of Ameron's management. Further:
  The Wall Street Journal reported in March, 2009: "[Portland, Maine research firm] the Corporate Library said businesses with a single CEO-chairman tend to have less shareholder-friendly governance practices, including long-tenured leaders, infrequent board meetings and 'classified' boards that serve staggered rather than annual terms. 'A board that retains the dual role out of reluctance to challenge a powerful chief executive may not be a strong protector of shareholder interests in other respects." This appears to be the case at Ameron:
  Mr. Marlen has served as Ameron's CEO for more than 16 years, and its Chairman of the Board since Jan. 1, 1995 (per the terms of "Offer Letter" dated April 19, 1993). Mr. Marlen's employment agreement, which requires that he hold both the CEO and chairman positions, as of the date of this Proposal submission, expires on March 31, 2010. Mr. Marlen received $7.5 million in total compensation in fiscal 2008.

  Ameron has operated with a classified board for more than 16 years.

  The board met a total of five times in fiscal 2008 (information for 2009 is not available at the time this Proposal was submitted).
  An independent Chairman who ensures that management acts strictly in the best interest of the Company would better serve Ameron shareholders, particularly given concerns about excessive executive pay, lackluster performance, and weak board independence at our Company.

  Directors face more difficulty in ousting a poor-performing CEO when that executive is also the Chairman; and the Company is doubly impacted – usually during a time of crisis – since it loses its chairman and top manager simultaneously.

  Similar shareholder proposals have been presented for shareholder consideration across a wide swath of corporate America, garnering supporting recommendations from independent proxy analysis firms, including Glass Lewis and Risk Metrics/ISS Governance Services. I invite the Board of Directors to seek independent review of this Proposal from these firms.

     I urge my fellow shareholders, and their fiduciaries, to vote FOR this proposal.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     The Board has considered this proposal and believes that amending the Company's Bylaws to require an independent Chairman of the Board is unnecessary and not in the best interests of the Company and its stockholders. The proposal would eliminate the Board's ability to select an appropriate leadership structure based on the needs of the Company, would be disruptive, and may provide no economic benefit to stockholders. In addition, the Board already has mechanisms in place to promote the independence of the Board and independent oversight of management, so the Company does not believe that splitting the CEO and Chairman roles would improve board effectiveness.

     Over 60% of the companies in the S&P 500, including General Electric and Texas Instruments, have a unified Chairman and CEO role. We believe this model succeeds because it makes clear that the CEO and Chairman is responsible for managing the Company's business, under the oversight and review of the Board, and developing the Company's strategy, with the guidance and assistance of the other members of the Board. The Company's primary strategic objective is to grow earnings across all of its operations, and thereby increase stockholder value. To accomplish that objective, we believe the Company presently needs a talented executive in a unified CEO and Chairman role to act as a bridge between management and the Board, helping both to fulfill their common purpose. In contrast, a split CEO and Chairman model would make the authority and responsibility of both unclear and result in confusion. Moreover, a Chairman without the institutional knowledge of the CEO may be significantly less effective in leading the Board.

     The proposal to split the roles of Chairman and CEO would take a "one-size fits all" approach to Board leadership. By contrast, the Board believes that it should have the ability to decide whether the positions of Chairman and CEO should be filled by the same or different individuals based upon the Company's leadership needs and other relevant circumstances at any given time. The Board believes that the Company and its stockholders have been well served by the Board's present leadership structure, in which Mr. Marlen serves as Chairman, President and CEO.

     Additionally, the Board has adopted a number of governance practices that are designed to promote the independence of the Board and independent oversight of management, including the Chairman. First, six out of the seven current members of the Board are independent directors. Second, each of the Audit, Compensation, and Nominating and Corporate Governance Committees consists of, and is chaired entirely by, independent directors. Third, the independent directors meet regularly in executive sessions at which Mr. Marlen and the other members of management are excluded. Finally, the Compensation Committee, which consists entirely of independent directors, is responsible for evaluating the performance of the CEO and for recommending the CEO's compensation to the independent members of the Board for approval.

     FOR THESE REASONS, THE BOARD RECOMMENDS A VOTE "AGAINST" THE PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO REQUIRE AN INDEPENDENT CHAIRMAN, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of February 12, 2010, with respect to the Common Stock beneficially owned by each person or group believed by the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned.

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned	of Class
Invesco Ltd.	909,049(1)	9.86
1555 Peachtree Street NE
Atlanta, Georgia 30309

T. Rowe Price Associates, Inc.	820,725(2)	8.90
100 E. Pratt Street
Baltimore, Maryland 21202

BlackRock, Inc.	732,152(3)	7.94
40 East 52nd Street
New York, New York 10022

State Street Corporation	655,775(4)	7.11
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111

Estate of Taro Iketani	612,792(5)	6.65
Funakawara 18, Ichigaya
Shinjuku-ku
Tokyo, Japan

Advisory Research, Inc.	573,306(6)	6.22
180 North Stetson, Suite 5500
Chicago, Illinois 60601
____________________

(1)	This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G/A filed with the SEC on February 11, 2010. Based upon the information contained in the filing, Invesco PowerShares Capital Management has sole voting and dispositive power with respect to, and beneficially owns, 909,049 of these shares. Invesco PowerShares Capital Management is subsidiary of Invesco Ltd., and it advises the Invesco PowerShares Water Resources Portfolio Fund, which owns 883,500 shares of these shares.

(2)	This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G/A filed with the SEC on February 12, 2010. Based upon information contained in the filing, (i) T. Rowe Price Associates, Inc. has sole voting and dispositive power with respect to 282,925 and 820,725 of these shares, respectively, and beneficially owns 820,725 of these shares, and (ii) T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to, and beneficially owns, 520,000 of these shares.

(3)	This information, of which the Company does not have direct knowledge, has been derived from an Schedule 13G filed with the SEC on January 29, 2010. Based upon information contained in the filing, on December 1, 2009 BlackRock, Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC, and as a result has sole voting and dispositive power with respect to, and beneficially owns, 732,152 of these shares.

(4)	This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G filed with the SEC on February 12, 2010. Based upon the information contained in the filing, State Street Corporation has shared voting power and dispositive power with respect to, and beneficially owns, 655,775 of these shares.

(5)	This information, of which the Company does not have direct knowledge, has been provided to the Company by the Estate of Taro Iketani as of January 31, 2010.

(6)	This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G filed with the SEC on February 12, 2010. Based upon the information contained in the filing, Advisory Research, Inc. has sole voting power and dispositive power with respect to, and beneficially owns, 573,306 of these shares.

Security Ownership of Directors and Management

     The table below sets forth information, as of February 10, 2010, with respect to the Common Stock beneficially owned by: (i) each of the six executive officers named in the Summary Compensation Table in "Executive Compensation," below; (ii) each of the current directors of the Company; and (iii) all executive officers and directors, as a group. Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned.

			(d)
		(c)	Number of
		Number of	Shares Subject
	(b)	Vested	to
	Number of	Shares	Rights to
	Shares	Held in Trust	Acquire
	Beneficially	Under 401(k)	Beneficial	(e)
(a)	Owned(2)	Plan	Ownership(3)	Percent of
Name(1)	(#)	(#)	(#)	Class(3)
DIRECTORS:
David Davenport	4,750	—	750	*
J. Michael Hagan	12,502	—	4,150	*
Terry L. Haines	21,230	—	2,250	*
William D. Horsfall	4,500	—	—	*
John E. Peppercorn	24,400	—	15,000	*
Dennis C. Poulsen	5,183	—	750	*

NAMED EXECUTIVE OFFICERS:
James S. Marlen	14,213	169	—	*
Gary Wagner	33,744 (4)	—	—	*
James R. McLaughlin	7,648	228	—	*
Mark J. Nowak	5,394	769	—	*
Ralph S. Friedrich	2,268	—	—	*
Wade Wakayama	1,334	834	—	*

DIRECTORS AND EXECUTIVE OFFICERS,	139,117	3,441	22,900	1.50%
AS A GROUP (15 persons)
____________________

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person or group is c/o Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101.

(2)	Each individual has sole voting power and sole investment power over the shares listed in Column (b), except as otherwise noted. The amounts in column (b) include the amounts further described in columns (c) and (d).

(3)	The amounts in Column (d) consist of shares subject to stock options which could be exercised by April 10, 2010. These shares are deemed to be outstanding and beneficially owned for purposes of calculating the Percent of Class in Column (e).

(4)	Mr. Wagner and his wife share voting and investment power with respect to 18,360 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based on a review of Forms 3, 4 and 5 filed with the SEC, the Company believes that during the fiscal year ended November 30, 2009 all Section 16(a) filing requirements were met.

Equity Compensation Plan Information

     The following table sets forth certain information as of November 30, 2009, regarding the Company's 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan.

	(a)		(c)
	Number of		Number of Securities
	Securities to be	(b)	Remaining Available
	Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in (a))
	(#)	($)	(#)
Equity compensation plans approved by
security holders(1)	29,302	41.74	204,748

Equity compensation plans not approved by
security holders(2)	7,000	20.28	N/A

TOTAL	36,302	37.61	204,748
____________________

(1)	The approved equity compensation plans consist of the 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan.

(2)	On January 24, 2001, the Company granted options to purchase 6,000 shares of Common Stock to each of the non-employee directors. These options are exercisable until January 24, 2011, and have an exercise price of $20.2813 per share, representing the fair market value of the shares on the date of the grant.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included below in this proxy statement and, based upon that review and discussion, recommended to the Board that it be included in this proxy statement.

John E. Peppercorn, Chairman
David Davenport
William D. Horsfall

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

     The following section provides an overview and analysis of the Company's executive compensation program. For fiscal 2009 the Company's Named Executive Officers ("NEOs") were:

	James S. Marlen	Chairman, President and Chief Executive Officer
	Gary Wagner	Senior Vice President, Finance and Administration, and Chief Financial Officer*
	James R. McLaughlin	Senior Vice President, Corporate Development and Treasurer*
	Mark J. Nowak	Vice President and Group President, Fiberglass-Composite Pipe Group
	Ralph S. Friedrich	Senior Vice President-Technology
	Wade Wakayama	Division President, Ameron Hawaii Division

*	Messrs. Wagner and McLaughlin both served as Chief Financial Officer during different periods of fiscal 2009.

Administration

     The Company's executive compensation program is administered by the Compensation Committee, which is composed of four independent directors. The Compensation Committee has retained Mercer Consulting as its principal outside compensation consultant with respect to the Company's executive compensation matters. In its role as consultant, Mercer Consulting is retained directly by the Compensation Committee, which has the authority to select, retain, and/or terminate its relationship with Mercer Consulting in its sole discretion. The Compensation Committee reviews the compensation of the NEOs each January. The Compensation Committee requests the recommendations of the Chief Executive Officer ("CEO") regarding the compensation of the NEOs other than himself. Final decisions regarding the compensation of all NEOs, however, are made solely by the Compensation Committee and authorized by the Board.

Objectives

     The Company's primary strategic objective is to grow earnings across all of its operations, and thereby increase stockholder value. The purpose of the Company's executive compensation program is to support this strategic objective. To achieve this purpose, the specific objectives of Ameron's executive compensation program are:
  to attract and retain highly-qualified and productive members of the Company's management team;

  to motivate the Company's management team to achieve both annual and long-term financial goals approved by the Board of Directors; and

  to align the management team's interests with those of Ameron's stockholders.

     In order to align management and stockholder interests, a significant portion of NEO compensation is based on performance. The Company awards performance-based compensation through its annual bonus, long-term cash incentive award, and long-term equity compensation program. Payouts under the annual bonus and long-term cash incentive award are tied to the Company's achievement of financial goals approved by the Board. The value of the equity portion is inherently tied to the Company's stock price in order to directly align the interests of the NEOs and the stockholders.

	Fiscal Year 2009 Target Pay Mix
	(as Percent of Total Target Direct Compensation)
		Performance Based Compensation
		Target	Target Long-	Target Long-	Total Target
	Base	Annual	Term Cash	Term Equity	Direct
NEO	Salary	Bonus	Incentive*	Award	Compensation
James S. Marlen	33.3%	33.3%	16.7%	16.7%	100.0%
Gary Wagner	37.0%	33.3%	14.8%	14.8%	100.0%
James R. McLaughlin	38.5%	30.8%	15.4%	15.4%	100.0%
Mark J. Nowak	41.7%	33.3%	12.5%	12.5%	100.0%
Ralph S. Friedrich	52.6%	26.3%	10.5%	10.5%	100.0%
Wade Wakayama	50.0%	25.0%	12.5%	12.5%	100.0%
____________________

*	For Fiscal 2007-2009 Performance Cycle

Executive Talent Market and Competitive Positioning

     In order to help the Company attract and retain highly qualified and productive members of the Company's management team, the Company offers its NEOs compensation that is competitive with that being offered by other U.S.-based, general diversified manufacturing companies with similar domestic and international sales and industries, but adjusted based on the individual NEO's experience, expertise and tenure in position, as well as overall performance. The Compensation Committee, with the assistance of its outside compensation consultant, has selected a group of companies (the "Comparator Group") which it uses for NEO compensation comparability purposes. In developing the Comparator Group, the Compensation Committee used three primary criteria:

Peer Group Screening Criteria	Description and Screening Methodology
Labor Market
  The labor market is defined by companies with which the Company competes for executive talent.
  The Compensation Committee believes that the Company's executive talent market is inclusive of, yet broader than, the Company's direct competitors.

Size
  Size is defined by the Company's annual revenue.
  The Compensation Committee believes that there is a general correlation between compensation levels and revenue size in the manufacturing sector, as larger companies tend to manage more capital and have more complex operations, which increases the job scope and responsibility associated with executive positions. The initial revenue screening range of one-half to two times the Company's revenue was expanded to ensure that the Comparator Group consists of an appropriate number of companies for comparison purposes, and includes direct competitors in each of the Company's businesses.

Business Complexity
  Business complexity is defined by number of business units, international footprint and joint ventures.
  The Compensation Committee recognizes that the Company has a greater number of business units, international operations and joint ventures than other organizations of similar revenue size, and it therefore screened for companies that have two or more business units, international operations and/or joint venture activity to ensure that the Comparator Group has a similar level of diversity and complexity as the Company.

     Based on these criteria, the Compensation Committee selected the following group of 11 publicly-held companies as the Comparator Group for purposes of setting fiscal 2009 compensation:

Dresser-Rand Group Inc.	Schnitzer Steel Industries, Inc.
Gibraltar Industries, Inc.	Texas Industries, Inc.
Lufkin Industries, Inc.	Trinity Industries, Inc.
Martin Marietta Materials, Inc.	Valmont Industries, Inc.
National Oilwell Varco, Inc.	Vulcan Materials Company
Northwest Pipe Company

     There were no changes in the Comparator Group used for fiscal 2009 compensation versus the Comparator Group used for fiscal 2008 compensation.

     This Comparator Group includes direct competitors to each of the Company's businesses, as well as companies which would be direct competitors if they operated in the Company's geographic territories, companies which offer products similar to those sold by the Company, and companies which operate in markets generally served by the Company.

     The Comparator Group focuses on the Company's competitors, partly because there are few other U.S. public companies that are of the Company's size and still have the Company's complexity in terms of diversity of structure, technologies, products, markets and geography. The Company operates four distinct consolidated business segments (Fiberglass-Composite Pipe, Water Transmission, Ameron Hawaii Division and Pole Products Division). Additionally, the Company is actively engaged in joint ventures that in any given year can have a material impact on the Company's performance (TAMCO, a 50%-owned steel mini-mill located in Southern California; Bondstrand Ltd., a 40%-owned fiberglass pipe business located in Saudi Arabia; and Ameron Saudi Arabia Ltd., a 30%-owned concrete pressure pipe business also located in Saudi Arabia). Key technologies of the Company include composite technology, steel manufacturing and processing, corrosion technology, concrete technology, design of heavy-duty manufacturing equipment and processes, and product design. The Company uses its technologies to develop numerous unrelated products to serve the needs of many varied markets and diverse customers. A small sample of such products includes filament-wound fiberglass pipe, heavy-duty steel fabrication of wind towers and water pipe, spun case concrete poles for decorative lighting, construction steel bar, mined aggregates and ready-mix concrete. The Company's products are developed to meet market demand, which varies throughout the world. This varied demand necessitates a large geographic footprint for the Company's businesses and operations. The Company has a strong international presence, with wholly-owned manufacturing operations throughout the U.S. and in Singapore, Malaysia, the Netherlands, Brazil, Colombia and Mexico. Joint-venture operations have plants in the U.S. and Saudi Arabia. The Company has a complex operational structure and global presence due to the nature of its products, markets and customers.

     The Company's target direct compensation (base salary, target annual bonus, target long-term cash incentive award and target long-term equity-based award) for the NEOs is positioned to provide a competitive award. For fiscal 2009 the Company's competitive positioning strategy relative to the Comparator Group is described below:

Competitive Positioning Philosophy
Compensation Component	(Relative to Comparator Group)
Base Salary	50th percentile
Target Annual Bonus	50th percentile
Target Direct Compensation
(Base Salary + Target Annual Bonus + Target Long-Term Incentives)	40th percentile

     For fiscal 2009, aggregate target direct compensation for the NEOs, as a whole, was positioned at the 40th percentile of the Comparator Group's aggregate target direct compensation. The Compensation Committee chose to position aggregate target direct compensation below the Comparator Group's median because the Company's annual revenue is lower than the median annual revenue of the Comparator Group.

Components of Executive Compensation

     Compensation for the NEOs is comprised of the following components:
  base salary;

  annual bonus;

  long-term incentives, including:

    long-term cash incentive awards, and

    long-term equity-based awards;

  retirement benefits; and

  perquisites and other benefits.
     Base Salary. Base salary is designed to compensate the NEOs for their roles and responsibilities, as well as to provide an indication of career progression. The base salaries of the NEOs are reviewed annually by the Compensation Committee, and new salaries are effective February 1. In general, the Compensation Committee's goal is to position base salaries for the NEOs at the 50th percentile of base salaries of executives with similar positions and functional responsibilities within the Comparator Group. Current NEO base salaries, however, reflect adjustments by the Compensation Committee (both up and down) from the 50th percentile as a result of the Compensation Committee's judgment of the individual NEO's expertise, experience and tenure in position, and the Compensation Committee's evaluation of the individual NEO's overall performance.

     Based on the review of the base salaries of executives with similar positions in the Comparator Group, the Compensation Committee increased the annual base salaries of Messrs. Marlen, Wagner, McLaughlin, Nowak, Friedrich, and Wakayama for 2009 by 3.9%, 3.3%, 3.5%, 10.2%, 3.1% and 3.8%, respectively. Following these adjustments, the base salaries of the NEOs, as a group, for fiscal 2009 were positioned at approximately the 50th percentile of the base salaries of the Comparator Group. Mr. Marlen's base salary was positioned above the 50th percentile of the Comparator Group based on the depth of his executive experience and tenure, as well as to acknowledge the multiple roles (Chairman, President and Chief Executive Officer) that Mr. Marlen holds. With respect to Mr. Nowak, his 2009 base salary increase of 10.2% was made to bring his base salary closer to the median market for his position as regards the Comparator Group. The base salaries of Messrs. Wagner, McLaughlin, Friedrich, and Wakayama approximate the 50th percentile of the Comparator Group.

     Annual Bonus. The Company's annual bonus program is intended to motivate the NEOs to meet the annual performance goals of the Company. Annual bonuses are awarded to NEOs under the Management Incentive Compensation Plan ("MIP") based on the Company's actual financial performance compared to plan targets established by the Board at the beginning of the plan year. For fiscal 2009, the corporate-wide performance measures used as the basis for the program were earnings per share ("EPS") and return on sales ("ROS"). The Compensation Committee selected EPS and ROS because these financial measures are consistent with the Company's major strategic objective to grow profitably, and because these performance measures have a strong correlation to stockholder value creation. For operating group and division presidents, the Compensation Committee also uses targets tied to return on net assets employed ("RONAE") and group sales growth because the Compensation Committee believes these factors best reflect business group performance. The performance measures are weighted for each NEO based on the extent to which the NEO can influence the particular performance results. The following table sets forth the relative weighting for each NEO:

	Annual Bonus Performance
	Measure Weighting
			Group	Group
NEO	EPS	ROS	RONAE	Sales Growth
James S. Marlen	50%	50%	—	—
Gary Wagner	50%	50%	—	—
James R. McLaughlin	50%	50%	—	—
Mark J. Nowak	10%	10%	70%	10%
Ralph S. Friedrich	50%	50%	—	—
Wade Wakayama	10%	10%	70%	10%

     For purposes of calculating the MIP awards, EPS is modified from the corresponding amount calculated under generally accepted accounting principles ("GAAP") in that: (1) income taxes are calculated based on plan tax rates; and (2) shares are based on the audited common shares outstanding as of the beginning of the plan year. ROS equals: (i) the Company's net income, plus provision for income taxes, plus income taxes on equity in earnings of joint venture, plus net interest income/expense; divided by (ii) the Company's sales. Group RONAE equals the after-tax operating profit of the group, excluding interest and intercompany royalties, divided by certain of such group's operating assets. Non-GAAP after-tax operating profit is modified in that income taxes are based on plan tax rates.

     For fiscal 2009, the Compensation Committee established the following target annual bonuses for each NEO (that is, the annual bonus awards to the NEO if the Company achieved 100% of its target EPS, ROS, and, if applicable, group RONAE and sales growth):

Target Annual Bonus
NEO	(as Percent of Base Salary)
James S. Marlen	100%
Gary Wagner	90%
James R. McLaughlin	80%
Mark J. Nowak	80%
Ralph S. Friedrich	50%
Wade Wakayama	50%

     These target annual bonus levels reflect the Compensation Committee's review of the target annual bonus levels provided to similar executives in the Comparator Group. The Compensation Committee's goal is to position target annual bonuses for the NEOs at the 50th percentile of target annual bonuses of similar executives within the Comparator Group. As with base salary, however, current target annual bonuses for the NEOs also reflect adjustments by the Compensation Committee (both up and down) from the 50th percentile as a result of its judgment of the individual NEO's expertise, experience and tenure in position, as well as overall performance. The target annual bonuses of the NEOs, as a group, for fiscal 2009 were positioned at approximately the 50th percentile of the target annual bonuses of the Comparator Group.

     Calculated payouts of annual MIP bonuses can vary from 0% to 200% of the target annual bonus based on actual performance compared to performance targets, as set forth below. Payouts are interpolated between indicated payout levels.

Actual Performance	Calculated Annual Bonus Payout
(as Percent of Target Performance)	(as Percent of Target Annual Bonus)
below 80%	0%
80%	50%
100%	100%
120%	175%
150%	200%
Above 150%	200%

     For fiscal 2009, target and actual performance levels were as follows:

					Actual
			Excellent		(as Percent
Performance Measure	Threshold	Target	Performance	Actual	of Target)
EPS	$2.60	$3.25	$4.88	$3.85	118.5%
ROS	5.2%	6.5%	9.8%	8.8%	135.4%
Fiberglass-Composite Pipe Group RONAE	48.0%	60.0%	90.0%	48.7%	81.1%
Fiberglass-Composite Pipe Group Sales Growth	4.0%	5.0%	7.5%	(17.8)%	N/A
Ameron Hawaii Division RONAE	7.4%	9.3%	14.0%	11.4%	122.0%
Ameron Hawaii Division Sales Growth	4.0%	5.0%	7.5%	(16.6)%	N/A

     MIP annual bonus awards to NEOs are primarily formula driven, but are modified up or down based on the Compensation Committee's judgment as to the overall performance of the Company and the individual NEO during the year. The Compensation Committee believes that one of its responsibilities is to not only evaluate the Company's performance based on the MIP program's selected performance measures but to examine the broader context of performance achievement. Evaluating the Company's broader performance context ensures that the consistency of performance was achieved in a manner that positions the Company for long-term success and is in the best interest of the Company's shareholders.

     MIP annual bonus awards to the NEOs for fiscal 2009, as determined by the Compensation Committee and approved by the Board of Directors, were based on the formulas described above, plus adjustments of 0%, (14.3)%, (9.5)%, 32.4%, (39.6)% and (18.3)% for Messrs. Marlen, Wagner, McLaughlin, Nowak, Friedrich, and Wakayama, respectively. The Compensation Committee's MIP individual adjustments considered the larger context of the Company's performance and specifically, were based on the following factors:
  Financial Performance – the Compensation Committee evaluated a variety of growth, profitability, return and shareholder value measures relative to the Comparator Group (external peer group), relative to historical performance, and relative to internal budgets. These additional financial viewpoints were not used in place of the selected incentive MIP measures, but in addition to and in validation of the MIP's performance measures.

  Operating Performance – the Compensation Committee evaluated the operating performance of the Company's business units and joint ventures against internal budget expectations and relative to the external operating environment.

  Executive Talent Management – the Compensation Committee evaluated each executive's performance relative to their core competencies and individual performance expectations to assess their individual performance, career progression, and potential opportunities for development.

  Performance versus Long-term Plan – the Compensation Committee evaluated the Company's annual performance within the context of their long-term strategic plan, identifying areas in which expectations were exceeded, achieved or fell below stated goals.
     Long-Term Incentives. The Company's long-term incentive program is intended to motivate the NEOs to meet the long-term performance goals of the Company. The Company awards long-term cash compensation under the Key Executive Long-Term Cash Incentive Plan (the "LTIP"), which was most recently approved by the Company's stockholders in 2008, and long-term equity compensation in the form of restricted stock that vests based on time and continued employment. Long-term incentive target values are awarded approximately half in the form of LTIP cash and half in the form of restricted stock to provide a balanced emphasis between the two long-term incentive vehicles. The Compensation Committee believes that this approach acknowledges the equal importance of meeting long-term performance goals through the cash LTIP and aligning the NEOs with stockholder value creation through restricted stock, both of which are consistent with shareholder interests.

     The LTIP cash targets for the fiscal 2009-2011 performance cycle and the fiscal 2009 restricted stock awards were determined using the 40th percentile of the Comparator Group's target direct compensation as a reference. The Compensation Committee engaged Mercer Consulting to conduct a compensation review of the NEOs in January 2009. Mercer Consulting's compensation review analyzed the market competitiveness of the NEOs compensation against the Comparator Group and provided target direct compensation 40th percentile levels as part of their competitive review. The difference between the Comparator Group's target direct compensation 40th percentile and the NEO's target cash compensation (base salary plus target annual bonus) was used as the basis for establishing the LTIP cash target for the fiscal 2009-2011 performance cycle and the fiscal 2009 restricted stock award.

     Individual executives were positioned above or below the 40th percentile based on the Compensation Committee's judgment, which considered factors such as expertise, experience and tenure in position, and the Compensation Committee's evaluation of the individual NEO's overall performance. Mr. Marlen's long-term incentives are governed by the terms of his Employment Agreement. See "Executive Compensation-Employment Agreement with James S. Marlen," below. For the other NEOs, the long-term incentive award was positioned at the target direct compensation 40th percentile. Approximately half of the value of their target long-term incentives was delivered in the form of LTIP cash targets, and half in the form of a restricted stock grant.

  Long-Term Cash Incentive Award. The purpose of the LTIP is to motivate the NEOs to meet the long-term goals of the Company. The LTIP cash award is based on the achievement of three-year EPS and return on equity ("ROE") targets established by the Board. The Compensation Committee selected EPS to encourage the NEOs to have both a short-term and long-term focus on financial performance. ROE was selected to encourage the NEOs to employ capital effectively in generating profits for the Company. The LTIP cash award is calculated based solely on achievement of the cumulative three-year target EPS, but no award is paid unless the Company also achieves a threshold average ROE equal to 75% of the target average ROE for the three-year performance cycle. For NEOs who are group or division presidents, payouts are also contingent upon achievement of a threshold average RONAE equal to 75% of the target average RONAE for their group for the three-year performance cycle.

  For the fiscal 2009-2011 performance cycle, the Compensation Committee established the following LTIP cash targets (that is, the awards which would be earned if the Company achieved 100% of its target EPS for that cycle and the applicable thresholds were met):
LTIP Cash Targets
NEO	(as Percent of Salary)
James S. Marlen	50%
Gary Wagner	66%
James R. McLaughlin	52%
Mark J. Nowak	42%
Ralph S. Friedrich	20%
Wade Wakayama	30%

Calculated payouts of annual LTIP bonuses can vary from 0% to 200% of the LTIP cash targets based on actual performance compared to performance targets, as set forth below. Payouts are interpolated between indicated payout levels.

Actual Performance	Calculated LTIP Cash Payout
(as Percent of Target Performance)	(as Percent of LTIP Cash Target)
Below 75%	0%
75%	25%
80%	50%
90%	75%
100%	100%
110%	150%
120%	200%
Above 120%	200%

For the fiscal 2009-2011 performance cycle, target cumulative EPS is $12.25, threshold average ROE is 5.7%, the Fiberglass-Composite Pipe Group threshold average RONAE is 49.4% and the Ameron Hawaii Division threshold average RONAE is 7.3%.

For the fiscal 2007-2009 performance cycle, target and actual performance levels were as follows:

					Actual
			Excellent		(as Percent
Performance Measure	Threshold	Target	Performance	Actual	of Target)
EPS	$11.29	$15.05	$18.06	$17.94	119.2%
3-Year Average ROE	9.2%	N/A	N/A	13.2%	Threshold
					Achieved
3-Year Fiberglass-Composite Pipe Group Average RONAE	32.2%	N/A	N/A	49.1%	Threshold
					Achieved
3-Year Ameron Hawaii Division Average RONAE	14.3%	N/A	N/A	19.1%	Threshold
					Achieved

All LTIP cash awards to the NEOs for the fiscal 2007-2009 performance cycle were strictly formula-driven.

For purposes of the LTIP cash awards for the fiscal 2007-2009 performance cycle, EPS and ROE were modified from the corresponding measures calculated using GAAP, in that earnings were calculated based on audited income from consolidated companies after income tax, plus cash received from affiliated unconsolidated companies, minus income tax on cash received from such affiliated unconsolidated companies.

Beginning with the fiscal 2009-2011 performance cycle, LTIP cash awards, like MIP annual bonuses, will be calculated using audited consolidated income without these adjustments (i.e., using equity in the Company's 50% owned joint venture's, TAMCO's, income, rather than the cash received from TAMCO). Unlike the MIP, however, the LTIP uses, and will continue to use, GAAP measures which reflect actual (rather than plan) income tax rates and actual fully-diluted shares (rather than beginning shares outstanding), since the LTIP measures performance over a three-year cycle, and management should be able to adjust to changing tax rates and shares outstanding over the longer period.
  Long-Term Equity Compensation. The purpose of the restricted stock awards is to focus the NEOs on long-term stockholder value creation and to better align their interests with those of stockholders, as well as to provide a retention vehicle. Equity awards to the CEO are discussed below in "Executive Compensation-Employment Agreement with James S. Marlen." All equity awards granted to the other NEOs during fiscal 2009 were in the form of restricted stock grants with a three-year vesting schedule. The Compensation Committee selected a three-year vesting schedule to support its goal of management retention and to align with the three-year performance cycle used in the LTIP. During fiscal 2009, Messrs. Wagner, McLaughlin, Nowak, and Friedrich received grants of 6,000, 3,000, 2,000, and 1,200 shares of restricted stock, respectively. Equity awards are generally granted on the first trading day in February of each year.

     Retirement Benefits. NEOs participate in the Company's qualified pension plan (the "Pension Plan") to the same extent, and subject to the same terms and conditions, as other salaried employees of the Company. Retirement benefits under the Pension Plan are described in "Executive Compensation-Pension Benefits," below. There are no supplemental executive retirement or pension benefits applicable to any NEO.

     Perquisites and Other Benefits. The Company provides perquisites to its NEOs that are appropriate for purposes of attracting and retaining a high caliber executive team. The Compensation Committee periodically reviews the Company's perquisite practices and levels against the competitive market and believes the Company's perquisites to be reasonable and aligned with its compensation philosophy. The NEOs received the following perquisites and other benefits during fiscal 2009:
  Messrs. Marlen, Wagner and McLaughlin participated in the Company's executive medical plan, which is a supplemental health insurance plan that reimburses out-of-pocket costs for deductibles, insurance co-payments and other medical costs which are not covered by the standard medical plan, subject to a reimbursement limitation of $10,000 per year.

  Messrs. Marlen and Wagner participated in the Company's executive life insurance plan, under which the NEO's beneficiary will receive a death benefit equal to three times the NEO's base salary, if death occurs while the NEO remains employed by the Company, or one times the NEO's base salary, if death occurs following retirement.

  Messrs. Marlen, Wagner, Nowak and Wakayama participated in the Company's financial planning and tax services plan, which provides estate, tax and retirement planning, as well as tax return preparation services, through a third-party provider. The Company provided a tax gross up covering the cost of these benefits.

  Messrs. Marlen, Wagner, McLaughlin, Nowak, Friedrich and Wakayama were provided with the use of a Company-owned automobile through the Company's automobile program.

  Mr. Marlen was reimbursed for dues to the Annandale Country Club, the Los Angeles Country Club, the California Club and the Regency Club, all of which are located in Los Angeles County. Mr. Marlen received these perquisites to allow him to represent the Company's business matters in the larger community. The Company provided a tax gross up to Mr. Marlen covering the dues to the Regency Club.

  Mr. Wagner was reimbursed for dues to the Regency Club. The Company provided a tax gross up to Mr. Wagner covering these dues.

  Mr. Nowak was reimbursed for dues to the Houston Country Club.

  Mr. Wakayama was reimbursed for dues to the Honolulu Country Club.
Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits the Company's federal income tax deduction for compensation paid to the Chief Executive Officer and the other four highest compensated officers of the Company. The limit is $1 million per NEO per year, with certain exceptions. This deductibility cap applies to all compensation other than cash LTIP awards, which qualify for the "performance-based compensation" exception.

Stock Ownership Guidelines

     The Company does not presently have a policy or guidelines regarding stock ownership by the NEOs.

Employment Agreements

     No NEO is party to an employment agreement with the Company other than Mr. Marlen. The Compensation Committee believed that it was appropriate to enter into an employment agreement with Mr. Marlen to ensure the long-term retention of his services, as well as to provide him with appropriate incentives for future performance. The Compensation Committee believes that the benefits provided under the agreement are consistent with the Company's executive compensation philosophy discussed above. The terms of Mr. Marlen's employment agreement are summarized under "Executive Compensation-Employment Agreement with James S. Marlen" and "Executive Compensation-Potential Payments upon Termination or Change of Control," below.

Severance and Other Arrangements

     The Company has entered into change of control severance agreements with Messrs. Wagner and McLaughlin. Mr. Marlen's employment agreement also provides for severance in certain circumstances. The Compensation Committee believes the benefits provided under these arrangements are appropriate to assist the Company in retaining the employment of the executive officers. The terms of these agreements are summarized under "Executive Compensation-Potential Payments upon Termination or Change of Control," below.

     On October 19, 2009, in connection with a management restructuring, Mr. McLaughlin's title was changed from Senior Vice President, Chief Financial Officer, and Treasurer to Senior Vice President, Corporate Development, and Treasurer. In connection with that title change, the Company and Mr. McLaughlin agreed as follows: (1) Mr. McLaughlin's then compensation would not change, solely as a result of that title change, for the balance of fiscal year 2009 or for fiscal years 2010 and 2011, or be determined in a manner different than it was determined for fiscal year 2008; and (2) if Mr. McLaughlin were to elect to take early retirement on June 1, 2011, then (i) the Company will pay him a pro rata annual MIP bonus of $180,000 for fiscal year 2011, (ii) all then-unvested restricted stock granted to him after January 1, 2010 will vest in full on June 1, 2011, and (iii) the Company will retain him as a full-time consultant from June 2, 2011 to June 1, 2012 at an annual retainer of $180,000.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information on the compensation of the Named Executive Officers ("NEOs") during fiscal 2007, 2008 and 2009.

					(f)
					Change in Pension
					Value and
				(e)	Nonqualified
			(d)	Non-Equity	Deferred	(g)
		(c)	Stock	Incentive Plan	Compensation	All Other	(h)
(a)	(b)	Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(4)	($)(5)	($)(6)	($)(7)	($)
James S. Marlen	2009	918,269	2,196,820	2,561,376	97,702	93,990	5,868,157
Chairman, President and	2008	883,381	4,171,030	2,370,000	—	102,385	7,526,796
Chief Executive Officer	2007	848,810	2,218,141	2,754,880	24,627	117,920	5,964,378

Gary Wagner	2009	469,115	522,076	1,019,997	210,110	64,835	2,286,133
Senior Vice President,	2008	442,696	570,638	1,015,600	—	67,012	2,095,946
Finance and	2007	379,051	444,302	979,880	45,056	70,922	1,919,211
Administration, and
Chief Financial Officer

James R. McLaughlin	2009	296,077	138,933	618,600	157,169	22,077	1,232,856
Senior Vice President,	2008	280,838	86,336	522,800	23,612	22,482	936,068
Corporate Development,	2007	248,154	21,849	476,000	57,679	19,381	823,063
and Treasurer(1)

Mark J. Nowak(2)	2009	255,385	62,684	352,859	98,376	28,279	752,974
Vice President and	2008	228,615	29,470	491,600	8,806	38,546	797,037
Group President,
Fiberglass-Composite
Pipe Group

Ralph S. Friedrich	2009	230,654	43,987	215,932	249,613	12,788	752,974
Senior Vice President -	2008	206,102	27,395	240,000	417	14,920	488,834
Technology	2007	185,871	21,849	199,880	56,268	14,244	478,112

Wade Wakayama(3)	2009	191,552	—	219,082	125,439	28,330	564,403
Division President,
Ameron Hawaii Division

____________________

(1)	Mr. McLaughlin served as Chief Financial Officer until October 19, 2009, when Mr. Wagner was appointed Chief Financial Officer.

(2)	Since Mr. Nowak became a NEO during fiscal 2008, no information on his compensation during fiscal 2007 is included.

(3)	Mr. Wakayama is the president of a principle business unit of the Company, but is not considered by the Company to be a corporate officer. Because Mr. Wakayama became a NEO during fiscal 2009, no information on his compensation during fiscal 2008 or fiscal 2007 is included.

(4)	The amounts shown in Column (d) reflect the dollar amount recognized by the Company for financial statement reporting purposes with respect to the fiscal year in accordance with accounting rules for (i) restricted stock granted in fiscal 2006-2009, (ii) unrestricted stock granted to Mr. Marlen in fiscal 2008 and 2009, and to be granted to him in fiscal 2010, pursuant to his Amended Employment Agreement and (iii) unrestricted stock to be granted to Mr. Marlen pursuant to his Performance Stock Unit Agreement. See "Employment Agreement with James S. Marlen," below. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13, Incentive Stock Compensation Plans, of the Notes to the Consolidated Financial Statements of the Company's Annual Report on Form 10-K for fiscal 2009.

(5)	The amounts shown in Column (e) are comprised of annual Management Incentive Compensation Plan ("MIP") awards and Key Executive Long-Term Cash Incentive Plan ("LTIP") awards earned during the fiscal year, as follows:

Name	Year	MIP Award ($)	LTIP Award ($)	Total ($)
James S. Marlen	2009	1,655,000	906,376	2,561,376
	2008	1,480,000	890,000	2,370,000
	2007	1,900,000	854,880	2,754,880

Gary Wagner	2009	650,000	369,997	1,019,997
	2008	650,000	365,600	1,015,600
	2007	675,000	304,880	979,880

James R. McLaughlin	2009	385,000	233,600	618,600
	2008	350,000	172,800	522,800
	2007	326,000	150,000	476,000

Mark J. Nowak	2009	200,000	152,859	352,859
	2008	350,000	141,600	491,600

Ralph S. Friedrich	2009	125,000	90,932	215,932
	2008	150,000	90,000	240,000
	2007	125,000	74,880	199,880

Wade Wakayama	2009	125,000	94,082	219,082

(6)	The amounts shown in Column (f) reflect the aggregate annual change in the actuarial present value of each NEO's accumulated benefits under the qualified Pension Plan during fiscal 2009, 2008 and 2007.

(7)	The Company provides the following perquisites and other personal benefits, or property, to all NEOs: matching contributions to the 401(k) Savings Plan, dividends on unvested shares of restricted stock, and personal use of Company-owned automobiles. The Company also provides executive medical insurance to Messrs. Marlen, Wagner, and McLaughlin, and financial planning assistance with tax reimbursement to Messrs. Marlen, Wagner, Nowak, and Wakayama. In addition, the Company provides dinner club dues with tax reimbursement, and life insurance benefits under corporate-owned policies, to Messrs. Marlen and Wagner, and country club dues to Messrs. Marlen, Nowak, and Wakayama.

Amounts paid in fiscal 2009, valued on the basis of the aggregate incremental cost to the Company and included in Column (g), include the following for each of the NEOs:

a.	Mr. Marlen: matching 401(k) Savings Plan contributions -- $4,221; dividends on unvested shares of restricted stock -- $9,699; personal use of automobile -- $6,441; executive medical and life insurance -- $18,958; financial planning assistance -- $10,420; dinner and country club dues -- $32,520; and tax reimbursements for financial planning assistance and dinner club dues -- $11,731.

b.	Mr. Wagner: matching 401(k) Savings Plan contributions -- $4,222; dividends on unvested shares of restricted stock -- $15,803; personal use of automobile -- $10,709; executive medical and life insurance -- $11,133; financial planning assistance -- $9,220; dinner club dues -- $3,240; and tax reimbursements for financial planning assistance and dinner club dues -- $10,508.

c.	Mr. McLaughlin: matching 401(k) Savings Plan contributions -- $4,430; dividends on unvested shares of restricted stock -- $5,009; personal use of automobile -- $3,638; and executive medical insurance -- $9,000.

d.	Mr. Nowak: matching 401(k) Savings Plan contributions -- $4,171; dividends on unvested shares of restricted stock -- $2,700; personal use of automobile -- $1,975; financial planning assistance -- $10,420; country club dues -- $5,266; and tax reimbursements for financial planning assistance -- $3,747.

e.	Mr. Friedrich: matching 401(k) Savings Plan contributions -- $4,215; dividends on unvested shares of restricted stock -- $1,590; and personal use of automobile -- $6,983.

f.	Mr. Wakayama: matching 401(k) Savings Plan contributions -- $4,086; personal use of automobile -- $3,160; financial planning assistance -- $10,420; country club dues -- $5,280; and tax reimbursements for financial planning assistance -- $5,384.

Grants of Plan-Based Awards

				(d)	(e)	(f)	(g)	(h)
				Estimated Future Payouts			All Other Stock	Grant Date Fair
				Under Non-Equity Incentive Plan			Awards: Number	Value of Stock
		(c)		Awards(1)			of Shares of	And Option
(a)	(b)	Approval		Threshold	Target	Maximum	Stocks or Units	Awards
Name	Grant Date	Date		($)	($)	($)	(#)	($)
James S. Marlen	1/30/2009	1/28/2009		115,625	462,500	925,000
		1/27/2010	(2)	462,500	925,000	1,850,000

Gary Wagner	1/30/2009	1/28/2009		77,880	311,520	623,040
	2/2/2009	1/28/2009					6,000	298,680
		1/27/2010	(2)	212,400	424,800	849,600

James R. McLaughlin	1/30/2009	1/28/2009		38,740	154,960	309,920
	2/2/2009	1/28/2009					3,000	149,340
		1/27/2010	(2)	119,200	238,400	476,800

Mark J. Nowak	1/30/2009	1/28/2009		27,300	109,200	218,400
	2/2/2009	1/28/2009					2,000	99,560
		1/27/2010		104,000	208,000	416,000

Ralph S. Friedrich	1/30/2009	1/28/2009		11,600	46,400	92,800
	2/2/2009	1/28/2009					1,200	59,736
		1/27/2010	(2)	58,000	116,000	232,000

Wade Wakayama	1/30/2009	1/28/2009		14,402	57,609	115,218
		1/27/2010	(2)	48,008	96,015	192,030
____________________

(1)	Amounts shown in the top row of Columns (d), (e) and (f) for each NEO reflect threshold, target and maximum cash amounts payable under the LTIP for the fiscal 2009-2011 performance cycle, based on the financial performance of the Company and its business units during this three-fiscal year performance period. These amounts were calculated using annual base salary rates as of November 30, 2009. Actual payouts of these awards, if any, would be based on actual annual base salary rates at November 30, 2011, the end of the performance cycle. Threshold amounts are the minimum amounts payable if the minimum level of performance is achieved. If such minimum level of performance is not achieved, amounts paid would be zero.

(2)	Amounts shown in the bottom row of Columns (d), (e) and (f) for each NEO reflect threshold, target and maximum cash amounts payable under the MIP for fiscal year 2010, based on the financial performance of the Company and its business units during the fiscal year. These amounts were calculated using annual base salary rates as of November 30, 2009. Actual payouts of these awards, if any, would be based on actual annual base salary rates at November 30, 2010.

Employment Agreement with James S. Marlen

     The Company has entered into an employment agreement with Mr. Marlen, the material terms of which are summarized below. The Company has not entered into an employment agreement with any other NEO. For additional information regarding Mr. Marlen's employment agreement see “Potential Payments upon Termination or Change of Control-Potential Payments to Named Executive Officers – James S. Marlen,” below.

     In January 2003, the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Marlen. The term of the Employment Agreement was due to expire when Mr. Marlen attained the age of 67½ on September 14, 2008. The Company and Mr. Marlen entered into a First Amendment to the Employment Agreement (the “Amendment”) on September 19, 2007. Pursuant to the Amendment, the term of the Employment Agreement was extended to March 31, 2010; provided, however, that the Company, in the sole discretion of the Board, may further extend the term for up to eight months to end not later than November 30, 2010. The Board of Directors is currently discussing with Mr. Marlen a possible extension of his contract, and expects to reach a decision on the extension prior to the Annual Meeting scheduled for March 31, 2010. Mr. Marlen's annual base salary rate is subject to merit increases based on annual reviews by the Board, with participation in the MIP, the LTIP, and other executive compensation and benefit plans.

     The Employment Agreement, as amended by the Amendment (the “Amended Employment Agreement”), provides that Mr. Marlen will be entitled to receive 54,000 fully vested shares of Common Stock, consisting of annual grants of 18,000 shares in February of 2008, 2009 and 2010, so long as both a “Change of Control” of the Company has not occurred and Mr. Marlen continues to be employed by the Company as its Chairman, President or Chief Executive Officer as of the applicable grant dates. Mr. Marlen will not be entitled to receive these annual grants after a Change of Control or after his employment with the Company terminates for any reason (including termination with or without cause or due to retirement, resignation, death or disability).

     Pursuant to the Amended Employment Agreement, on September 19, 2007, the Company and Mr. Marlen entered into a Performance Stock Unit Agreement, under which he received 24,000 performance stock units. Upon vesting, each unit equals the right to receive one share of Common Stock. The Performance Stock Unit Agreement provides for cliff vesting of the performance stock units at the end of the term of the Amended Employment Agreement; provided that the units will vest earlier upon a Change of Control, or upon Mr. Marlen's Termination Without Cause, or upon termination of his employment by reason of his death or disability. No performance stock units will vest if Mr. Marlen retires, resigns or his employment is involuntarily terminated prior to a Change of Control or the end of the term of his Amended Employment Agreement, unless such resignation, retirement or termination constitutes a Termination Without Cause. The Performance Stock Unit Agreement provides for a target vesting of 20,000 performance stock units, but the ultimate number will depend on the closing price of the Common Stock on the date of vesting. If the closing price is at or below $75.00 per share, 8,000 units will vest. As the closing price increases, the number of units that vest will increase, up to a maximum of 24,000 if the closing price of the Common Stock on the date of vesting is at or above $119.00 per share.

     Under the Amended Employment Agreement, upon a Termination Without Cause, Mr. Marlen will also become entitled to a lump-sum cash severance payment equal to 1.5 times the sum of his annual base salary rate in effect as of the date of termination and the highest MIP award paid to Mr. Marlen during the five years preceding the termination (but not less than 100% of his annual base salary rate as of the date of termination), as described under Payments Upon Termination or a Change of Control." He will also be entitled to a pro-rata portion of his target MIP bonus for that year. If the Company removes Mr. Marlen from the Chief Executive Officer or Chairman roles, and he resigns within six months afterwards, such resignation will be treated as a Termination Without Cause (subject to a notice and cure period). (See “Payments Upon Termination or a Change of Control” for the definitions of “Change of Control” and “Termination Without Cause.”) If there has been a change of control in the 12 months prior to the Termination Without Cause, Mr. Marlen's severance will be reduced to the extent necessary to prevent the application of excise taxes under Section 4999 of the Internal Revenue Code, as amended (the “Code”).

McLaughlin Letter Agreement

     The Company has entered into a letter agreement with Mr. McLaughlin in connection with the previously announced restructuring of the Company's management to eliminate the position of Chief Operating Officer, as described above under “Compensation Discussion and Analysis-Severance and Other Arrangements.”

Severance Agreements

     As described above under “Compensation Discussion and Analysis-Severance and Other Arrangements,” the Company has entered into change of control severance agreements with Mr. Wagner and Mr. McLaughlin. The terms and effects of such agreements are described in detail under “Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End

     The following table sets forth information on the unvested equity awards held by the Named Executive Officers that were outstanding as of the end of fiscal 2009. None of the NEOs holds, or during fiscal 2009 held, any options to purchase Common Stock.

	(b)	(c)
	Stock Awards
	Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
	Number of Unearned Shares,	Market or Payout Value of
	Units or Other Rights That	Unearned Shares, Units or Other
(a)	Have Not Vested(2)	Rights That Have Not Vested(1)(2)
Name	(#)	($)
James S. Marlen	12,966	738,543
Gary Wagner	12,735	725,386
James R. McLaughlin	4,673	266,174
Mark J. Nowak	2,667	151,912
Ralph S. Friedrich	1,540	87,718
Wade Wakayama	—	—
____________________

(1)	Market or Payout Value in Column (c) is based on the per share closing price of the Common Stock of $56.96 on the New York Stock Exchange on November 30, 2009, the last day of fiscal 2009.

(2)	The amounts in Columns (b) and (c) include shares of restricted stock which were outstanding and unvested on November 30, 2009. The vesting dates for these shares are as follows:

							Total Shares of
	Vesting Date						Restricted Stock
Name	2/1/2010	2/2/2010	2/9/2010	2/1/2011	2/2/2011	2/2/2012	Not Vested
James S. Marlen	—	—	4,966	—	—	—	4,966
Gary Wagner	2,333	2,000	2,068	2,334	2,000	2,000	12,735
James R. McLaughlin	667	1,000	340	666	1,000	1,000	4,673
Mark J. Nowak	333	667	—	334	667	666	2,667
Ralph S. Friedrich	—	400	340	—	400	400	1,540
Wade Wakayama	—	—	—	—	—	—	—

The amounts for Mr. Marlen in Columns (b) and (c) also include performance stock units awarded to him on September 19, 2007. These units will vest at the end of the term of Mr. Marlen's Amended Employment Agreement. Upon vesting, the performance stock units will become the right to receive, in the aggregate, between 8,000 and 24,000 shares of Common Stock, depending upon the closing price of the Common Stock on the date of vesting. See “Employment Agreement with James S. Marlen,” above. The amounts shown for Mr. Marlen in Columns (b) and (c) reflect the minimum vesting of 8,000 shares, which would occur if the closing price of the Common Stock is $75 or less on the vesting date.

Option Exercises and Stock Vested

     The following table sets forth information on restricted stock and equity incentive plan awards held by the Named Executive Officers that vested during fiscal 2009.

	(b)	(c)
	Stock Awards
	Number of Shares	Value Realized on
(a)	Acquired on Vesting	Vesting(1)
Name	(#)	($)
James S. Marlen(2)	30,465	1,549,020
Gary Wagner(3)	7,736	398,634
James R. McLaughlin(3)	1,006	52,286
Mark J. Nowak(3)	333	16,577
Ralph S. Friedrich(3)	339	19,082
Wade Wakayama	—	—
____________________

(1)	Value is based on the closing price of the Common Stock on the New York Stock Exchange on the date the shares vested.

(2)	The amount shown for Mr. Marlen in Columns (b) and (c) includes (i) 12,465 shares of restricted stock that vested during fiscal 2009 and (ii) 18,000 shares of unrestricted stock that were granted to him in fiscal 2009 pursuant to his Amended Employment Agreement. See “Employment Agreement with James S. Marlen,” above.

(3)	The amounts shown for Messrs. Wagner, McLaughlin, Nowak and Friedrich in Columns (b) and (c) consist of shares of restricted stock that vested during fiscal 2009.

Pension Benefits

     The following table sets forth the present value of accumulated benefits payable to the Named Executive Officers under the qualified Pension Plan as of November 30, 2009.*

			(d)
		(c)	Present Value of	(e)
		Number of Years	Accumulated	Payments During
(a)	(b)	Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
James S. Marlen	Pension Plan	16.50	638,074	—
Gary Wagner	Pension Plan	24.67	688,690	—
James R. McLaughlin	Pension Plan	15.17	536,889	—
Mark J. Nowak	Pension Plan	11.58	250,236	—
Ralph S. Friedrich	Pension Plan	30.00	930,060	—
Wade Wakayama	Pension Plan	19.92	351,227	—
____________________

*	Additional information related to the valuation methods and all material assumptions applied in determining the present value of accumulated benefits is set forth in Note 16, Employee Benefit Plans, to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal 2009.

     The Pension Plan is a qualified, defined benefit plan which provides a pension benefit to certain non-union hourly and salaried employees of the Company and certain of its subsidiaries based on such individual's final average earnings. An individual's final average earnings equals the highest amount of compensation earned by the individual in any consecutive five-year period over the last ten years. For these purposes, “compensation” includes base monthly salary (exclusive of overtime, severance, bonuses, commissions and deferrals, as applicable). The Code, limits the aggregate amount of compensation per year on which benefits are based, as well as the aggregate amount of the annual pension which may be paid by an employer from a plan that is qualified under the Code for federal income tax purposes. As of November 30, 2009, the maximum compensation which may be considered in determining an individual's final average earnings under the qualified Pension Plan was $230,000.

     The Pension Plan requires five years of service before a participant is vested. Once vested, a participant is entitled to a pension benefit at the normal retirement age of 65. Benefits are payable in the form of a straight life annuity, a ten year certain life annuity, a level income method, or one of three joint and survivor life annuity formulas. The monthly pension benefit due to each NEO, assuming the selection of a straight life annuity, equals 1.35% of the monthly final average earnings, plus 0.6% of the monthly final average earnings in excess of covered compensation for Social Security benefits, multiplied by the number of years of credited service, up to a maximum of 30 years. Any other form of payment elected would reduce this amount.

     The Pension Plan permits early retirement at age 55 if the participant has at least ten years of credited service. If early retirement is elected, the pension benefit will be reduced for each month that the early retirement date precedes the normal retirement date by (i) 5/9 of 1 percent for each of the first sixty months and (ii) 5/18 of 1 percent for the next sixty months. As of November 30, 2009, Mr. Marlen was eligible for retirement under the Pension Plan, and Messrs. Wagner, McLaughlin, Nowak and Friedrich were eligible for early retirement.

Potential Payments upon Termination or Change of Control

     Change of Control

     The following table sets forth the compensation payable to the NEOs in connection with a change of control of the Company.

(a)
Name	Change of Control Payments
	(b)	(c)	(d)	(e)	(f)
	LTIP	Restricted Stock		Continued
	Payment(1)	Vesting Acceleration(2)	Cash Severance	Benefits	Total
	($)	($)	($)	($)	($)
James S. Marlen(3)	110,000	738,543	4,824,074	61,916	5,734,533
Gary Wagner(4)	689,120	725,386	3,403,500	33,399	4,851,405
James R. McLaughlin(5)	393,360	266,174	1,272,000	18,000	1,949,534
Mark J. Nowak	291,200	151,912	0	0	443,112
Ralph S. Friedrich	139,200	87,718	0	0	226,918
Wade Wakayama	163,226	0	0	0	163,226
____________________

(1)
The LTIP provides that upon a Change of Control prior to the end of any three-year performance cycle, each participant shall be entitled to receive a cash award equal to the participant's target award for that performance cycle based on the assumption that the participant's annual base salary rate immediately prior to the Change of Control would remain constant for the remaining period of the performance cycle. The aggregate cash awards paid under the LTIP to any participant in any calendar year cannot exceed $1,000,000.

(2)
The Company's restricted stock agreements provide that upon a Change of Control, all then unvested shares of restricted stock shall vest immediately. The amounts in column (c) represent the market value of accelerated shares of restricted stock (and performance stock units in the case of Mr. Marlen), based on the $56.96 closing price of the Common Stock on November 30, 2009. The number of unvested shares of restricted Common Stock that would become vested upon termination after a change of control for each officer are listed below:

James S. Marlen	4,966
Gary Wagner	12,735
James R. McLaughlin	4,673
Mark J. Nowak	2,667
Ralph S. Friedrich	1,540
Wade Wakayama	0

(3)
If there had been a Change of Control, for purposes of Mr. Marlen's Amended Employment Agreement on November 30, 2009, his performance stock units would have vested on that date and, based on the $56.96 closing price of the Common Stock on November 30, 2009, would have become the right to receive 8,000 shares of Common Stock, which would have had a value of $455,680 on that date. The value of Mr. Marlen's unvested restricted stock that would vest upon a change of control is $282,863, on the same basis. Pursuant to the terms of the Amended Employment Agreement and the Performance Stock Unit Agreement, in the event that Mr. Marlen's employment is Terminated Without Cause prior to March 31, 2010, and a Change of Control has occurred within the 12 months preceding such termination, then he will receive a lump-sum cash severance payment equal to 1.5 times the sum of his annual base salary rate in effect as of the date of termination and the highest MIP award paid to Mr. Marlen during the five years preceding the termination (but not less than 100% of his annual base salary rate as of the date of termination). He will also be entitled to a pro-rata portion of his target MIP bonus for the year of his termination. Mr. Marlen's target MIP award is equal to 100% of his base salary, which is presently $918,269. (This amount is not reflected in the above table.) Mr. Marlen is also entitled to continued health and medical benefits (the “Healthcare Benefits”) substantially similar to those in effect as of the date of such termination, with Mr. Marlen remaining obligated to pay contributions towards such coverage at the same level as immediately prior to such termination, until the earlier of (1) the second anniversary of such date of termination, or (2) the date Mr. Marlen became employed by another party. The calculations in the table above reflect payment through the second anniversary of such termination. Mr. Marlen would also be entitled to three years of financial planning assistance, at $8,000 per year, for a total of $24,000 (the “Financial Planning Benefits”). The amount of the lump-sum cash payment referenced above will be reduced to equal the then present value of such payment in accordance with Section 280G(d)(4) of the Code if such reduction is necessary in order for the Company to avoid making a gross-up payment to Mr. Marlen for taxes imposed under Section 4999 of the Code, and further reduced by the amount of compensation and other earned income, if any, earned by Mr. Marlen for services rendered to parties other than the Company during the remainder of the term of the Amended Employment Agreement as of the date of termination.

(4)
In September 1998, the Company entered into a Change of Control Agreement with Mr. Wagner. The agreement is automatically extended so that it always has a remaining term of two years. Under the terms of the agreement, in the event of a Change of Control resulting in a Termination Without Cause within 12 months following such Change of Control, Mr. Wagner would be entitled to a severance benefit equal to three times the sum of (a) the higher of the annual base salary rate at the time of termination or $200,000, and (b) the average annual bonus under the MIP earned and determined for the two completed fiscal years immediately prior to such termination. He would also be entitled to a pro-rata portion of his target annual bonus under the MIP, or $422,203 (which is not reflected in the above table), and to continued medical, dental, life and disability benefits coverage for three years at the same cost he was paying at the time of termination. Mr. Wagner is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment. Amounts payable to Mr. Wagner in connection with a change of control shall be reduced to the extent necessary so that no portion of such payments shall be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code.

(5)
In June 2000, the Company entered into a Change of Control Agreement with Mr. McLaughlin. The agreement is automatically extended so that it always has a remaining term of two years. Under the terms of the agreement, in the event of a Change of Control resulting in a Termination Without Cause within 12 months following such Change of Control, Mr. McLaughlin would be entitled to a severance benefit equal to two times the sum of (a) the higher of the annual base salary rate at the time of termination or $135,000 (which is not reflected in the above table), and (b) the average annual bonus under the MIP earned and determined for the two completed fiscal years immediately prior to such termination. He would also be entitled to a pro-rata portion of his target annual bonus under the MIP, or $236,862, and to continued medical, dental, life and disability benefits coverage for two years at the same cost he was paying at the time of termination. Mr. McLaughlin is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment. Amounts payable to Mr. McLaughlin in connection with a change of control shall be reduced to the extent necessary so that no portion of such payments shall be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code.

     Definitions. For purposes of the foregoing, the following terms have the following definitions:
  A “Change of Control,” for purposes of the LTIP and the Change of Control Agreements with Messrs. McLaughlin and Wagner, means either (a) the dissolution or liquidation of the Company, (b) a reorganization, merger or consolidation of the Company with one or more entities as a result of which the Company is not the surviving entity, (c) approval by the stockholders of the Company of any sale, lease exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (d) approval by the stockholder of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving entity immediately after such merger or consolidation, or (e) a change of 25% or more (rounded to the next whole person) in the membership of the Board of Directors of the Company within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of at least 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period.

  A “Change of Control,” for purposes of the Amended Employment Agreement, the Performance Stock Unit Agreement and the Company's restricted stock agreements, means one or more of the following: (a) the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities; (b) a merger or consolidation to which the Company is a party, if (i) the beneficial owners of the Company's securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (ii) the directors of the Company immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction; (c) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved such election or nomination; or (d) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company unless (i) the beneficial owners of the Company's securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Company's assets, and (ii) the directors of the Company immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring the Company's assets upon consummation of the transaction.

  A “Termination Without Cause,” for purposes of the Change of Control Agreements with Messrs. McLaughlin and Wagner, shall exist if the employee is terminated by the Company for any reason except: (1) willful breach of duty by the employee in the course of his employment or habitual neglect of his duty or continued incapacity to perform it, as contemplated by Section 2924 of the California Labor Code; (2) willful malfeasance or gross negligence by the employee in the performance of his duties; (3) any act of fraud, insubordination or other conduct by the employee which demonstrates gross unfitness for service; or (4) the employee's conviction (or entry of a plea of guilty, nolo contendere or the equivalent) for any crime involving moral turpitude, dishonesty or breach of trust or any felony which is punishable by imprisonment in the jurisdiction involved. Additionally, it shall be deemed to be a “Termination Without Cause” if the employee terminates employment with the Company because of any of the following: (a) the employee's annual base salary is reduced below a stated amount (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable level of responsibility, title or stature); (b) the employee is removed from or denied participation in incentive plans, benefit plans, or perquisites generally provided by the Company to other executives with a comparable level of responsibility, title or stature; (c) the employee's target incentive opportunity, benefits or perquisites are reduced relative to other executives with comparable responsibility, title or stature; (d) the employee's title, duties or responsibilities with the Company are significantly reduced; or (e) the employee is required to relocate to an area outside the Metropolitan Los Angeles area; provided, however, that the employee must furnish written notice to the Company setting forth the reasons for the employee's intention to terminate employment under this paragraph, and the Company shall have an opportunity to cure the actions or omissions forming the basis for such intended termination, if possible, within 30 days after receipt of such written notice.

  A “Termination Without Cause,” for purposes of the Amended Employment Agreement and the Performance Stock Unit Agreement, shall exist if Mr. Marlen’s employment is terminated by the Company for any reason except: (a) willful breach of duty by Mr. Marlen in the course of his employment; (b) habitual neglect of duty or continued incapacity to perform it; or (c) a material breach by Mr. Marlen of his obligations under the Amended Employment Agreement; provided, however, that the Company shall provide Mr. Marlen with not less than 60 days prior written notice describing the behavior or conduct which is alleged by the Company to constitute cause for termination and Mr. Marlen shall be provided with reasonable opportunity to correct such behavior or conduct within that notice period. Additionally, if the title of President, Chief Executive Officer or Chairman of the Board is removed from Mr. Marlen without his consent and he terminates his employment within six months of the removal of any such title, such termination shall be deemed to be a “Termination Without Cause” by the Company.
     Other Termination

     If Mr. Marlen voluntary resigns after a change in his title by the Company, or is terminated under circumstances that qualify as a Termination Without Cause, he would be entitled to the same benefits described in the table above with respect to Termination Without Cause after a Change of Control. Mr. Marlen is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him in connection with the amounts payable to him pursuant to the Amended Employment Agreement.

     If Mr. Marlen’s employment is terminated due to death or his disability or incapacitation for a consecutive six month period during the term of the Amended Employment Agreement, then (a) all of his then-unvested shares of restricted stock will vest in full, (b) his performance stock units will vest based on the closing price of the Common Stock on the date of termination, (c) he would remain eligible or entitled, as the case may be, for a prorated MIP award for the period prior to his death or disability, and (d) he would receive the Financial Planning Benefits. Mr. Marlen’s target MIP award is equal to 100% of his base salary, which is presently $918,269.

     If Mr. Marlen voluntarily retires or is terminated in a manner that does not qualify as Termination Without Cause before March 31, 2010, he will be entitled to the Healthcare Benefits and Financial Planning Benefits.

     Additionally, Messrs. Marlen and Wagner each receive company-paid life insurance with a benefit equal to three times his base salary if he dies while employed by the Company. For Mr. Marlen that amount is $2,754,807, and for Mr. Wagner, that amount is $1,407,345.

MISCELLANEOUS

Cost of Soliciting Proxies

     The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay. In addition, the Company has retained Morrow & Co., LLC to perform solicitation services. For such services, this firm will receive a fee of approximately $150,000 and will be reimbursed for certain out-of-pocket expenses.

Stockholder Proposals

     Proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 Annual Meeting must be addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary, and must be received there no later than [ ].

     The Company’s Bylaws provide that for business to be brought before an annual meeting of stockholders by a stockholder, written notice must be received by the Secretary of the Company not less than 60 or more than 120 days prior to the annual meeting; provided that in the event the first public disclosure of the date of the meeting is made less than 65 days prior thereto, the required notice may be received within 10 days following such public disclosure. The information which must be included in the notice is specified in the applicable Bylaw, which can be found on the Company’s website located at www.ameron.com by following the links to “Shareholders” and “Corporate Governance,” and is available upon written request as set forth above under “The Board and Its Committees-Additional Information.”

Householding of Proxy Materials

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests should be addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary, or by calling 626-683-4000. Upon a written or oral request to receive a separate copy of this proxy statement by a stockholder currently subject to householding, the Company will undertake to promptly furnish such separate copy to the requesting stockholder.

OTHER MATTERS

     So far as the Company’s management knows, there are no matters to come before the meeting other than those set forth in this proxy statement. If any further business is presented to the Annual Meeting, the persons named in the proxies will act accordingly to their best judgment on behalf of the stockholders they represent.

By Order of the Board of Directors

Javier Solis
Secretary

[ ], 2010
Pasadena, California

[PRELIMINARY]

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	AMER01	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

AMERON INTERNATIONAL CORPORATION

Vote on Directors

The Board of Directors recommends a vote FOR all nominees

1.	ELECTION OF DIRECTORS
Nominees:
	01)	J. Michael Hagan
	02)	Barry L. Williams
(The proxies will allocate votes to each nominee in their discretion.)
WHITE PROXY

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposals

The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP, as independent registered public accountants	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposal:		For	Against	Abstain

3.	Stockholder Proposal #1 – Independent Chairman of the Board	☐	☐	☐

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or Guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

[PRELIMINARY]

ANNUAL MEETING
OF
AMERON INTERNATIONAL CORPORATION

Wednesday, March 31, 2010
The Pasadena Hilton Hotel
10:00 a.m.
The [California Ballroom]
168 South Los Robles Avenue
Pasadena, CA 91101

Your vote is very important to us. Please detach the proxy card below, and sign, date and mail it using the enclosed reply envelope, at your earliest convenience, even if you plan to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at [www.[]].

AMER02

WHITE PROXY
Ameron International Corporation
245 South Los Robles Avenue, Pasadena, California 91101

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James S. Marlen and Gary Wagner, and each of them with full power of substitution in each, as proxies to vote all the shares of Ameron International Corporation (“Ameron”) Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held March 31, 2010, and at any adjournments thereof, upon the matters stated on the reverse side, as specified, and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the matter directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3. Votes for director nominees will be allocated in the discretion of the proxies. If you withhold your vote from only one nominee, all your votes will be allocated to the other nominee.